EXHIBIT 99.1

For immediate release Friday, April 23, 2004

MORE GROWTH FOR COACHMEN; INDIANA CHOSEN FOR
HOME OF NEWEST RV FACILITY
100 New Jobs to be Added

Elkhart, Indiana — After several months of comprehensive study, Coachmen Industries, Inc. (NYSE: COA) has selected Indiana as the site of its newest RV production facility. Working closely with representatives of the State of Indiana Commerce Department, Coachmen has now identified and entered into a purchase agreement to acquire a 147,000 sq. ft. plant north of Middlebury, Indiana. This newest facility is immediately adjacent to the plant acquired last month for production of travel trailer and fifth wheel recreational vehicles.

The new facility will be utilized to build some of the upcoming Coleman® by Coachmen® recreational vehicles, pursuant to the licensing agreement announced in January by Coachmen and The Coleman Company. Coachmen will take possession of this newest facility in July. Following a period for building modifications to accommodate the new product lines, the Company will then begin hiring and training approximately 100 new employees, with more to be added as future needs dictate.

“This announcement is exciting, because it signals the growth and momentum Coachmen has right now,” said Michael R. Terlep, President of the Coachmen RV Group. “The timing of this announcement is also meaningful, because it comes exactly 40 years from the date that Coachmen Industries, Inc. was founded, back in April 1964.”

“We can’t think of a better way to celebrate our forty years of success than by announcing an expansion that will lend itself to the next forty years,” commented Claire C. Skinner, Chairman and CEO of Coachmen Industries. “It is especially gratifying to be able to make this move in our home state of Indiana, and we are grateful to the Indiana Department of Commerce for all of its assistance.”

“Coachmen’s decision to invest in Indiana is great news,” said Indiana Lt. Gov. Kathy Davis, who leads the state’s economic development efforts as director of the Indiana Department of Commerce. “By choosing to expand in the RV Capital of the World, Coachmen is reinforcing the idea that one of the surest ways to strengthen the state’s economy is by building on the strengths we already have. The state will continue to partner with local communities to showcase these strengths as we work to bring more businesses and more jobs to Indiana.”

Commenting on the new line of Coleman® products, Coachmen’s Terlep said development plans are well underway. “This is a very important project, so we are doing everything possible to make sure that we address the needs of the market. We’ve conducted marketing and planning sessions with dealers, as well as other focus groups surrounding the products. The initial product designs are nearly complete, and we look forward to introducing these exciting new products this fall.”

Coachmen Industries, Inc., now celebrating its 40th anniversary, is one of America’s leading manufacturers of recreational vehicles with well-known brand names including COACHMEN®, GEORGIE BOY™, SHASTA®, SPORTSCOACH® and VIKING®. The Company’s subsidiary, ALL AMERICAN HOMES®, is the nation’s largest producer of systems-built modular homes. Coachmen Industries is also a major builder of commercial structures with its ALL AMERICAN BUILDING SYSTEMS™ and MILLER BUILDING SYSTEMS™ products. Prodesign, LLC is a subsidiary that produces custom composite and thermoformed plastic parts for numerous industries under the PRODESIGN® brand. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the COA ticker symbol.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, the condition of the telecommunications industry which purchases modular structures, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, the Company’s dependence on chassis and appliance suppliers, interest rates, the availability and cost of real estate for residential housing, the ability of the Housing and Building segment to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, the impact of consumer confidence and economic uncertainty on high-cost discretionary product purchases, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information:
        Rich Allen, Corporate Communications, Coachmen Industries, Inc.
        574-262-0123 (Elkhart, Ind.)
        rallen@coachmen.com
        www.coachmen.com

(coacolemanplant8)

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